UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 24, 2008

TRAVELCENTERS OF AMERICA LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001–33274	20–5701514
(Commission File Number)	(IRS Employer Identification No.)

24601 Center Ridge Road, Westlake, Ohio	44145
(Address of Principal Executive Offices)	(Zip Code)

440–808–9100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)
☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))
☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Section 5 – Corporate Governance and Management

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Pursuant to the terms of a separation agreement entered into with TravelCenters of America LLC (“TA” or the “Company”), TravelCenters of America Holding Company LLC (“Holding”) and TA Operating LLC (together with TA and Holding, the “Employers”) on November 24, 2008 and effective as of that date (the “Separation Agreement”), Larry Dockray resigned as Executive Vice President of Operations of TA and each of its subsidiaries effective at 5 p.m. Eastern Standard Time, February 1, 2009 (the “Resignation Date”).

(e)  On November 24, 2008, the Company entered into the Separation Agreement with Mr. Dockray, setting forth the terms of Mr. Dockray’s separation from the Company.  Under the Separation Agreement, from November 24, 2008 through the Resignation Date, Mr. Dockray will continue to devote his full working time and energies to the business and affairs of TA and its subsidiaries.  From February 2, 2009 through June 30, 2009, Mr. Dockray will provide services to the Company and its subsidiaries at reasonable times and on reasonable advance notice (the “Part Time Employment Period”) and from July 1, 2009 through January 1, 2010, Mr. Dockray will provide consulting services as requested to TA and its subsidiaries (the “Consulting Period”).  The Company will continue to pay Mr. Dockray at his current rate of base salary ($301,000 per annum) through the Resignation Date and he will continue to participate in the benefit arrangements of the Employers through that date.  During the Part Time Employment Period, Mr. Dockray will be compensated at a rate of $12,500 per month plus $75 per hour worked, up to a maximum of 40 hours per week.  During the Consulting Period, Mr. Dockray will receive $100 per hour worked at the Company’s request.

The Separation Agreement further provides, subject to certain conditions, Mr. Dockray with the following additional payments and benefits: (1) the continued vesting of the original 7,500 restricted common shares of TA previously granted to Mr. Dockray and accelerated vesting as of January 1, 2010 of the then remaining unvested restricted common shares; (2) a grant of 40,000 additional restricted common shares of TA all of which will vest on or before January 1, 2010; (3) a bonus for the 2008 calendar year of $200,000, payable on or before December 31, 2008; (4) a bonus for the 2009 calendar year, in an amount equal to $100,000 plus $100 multiplied by the number of hours Mr. Dockray has worked during the Consulting Period, up to a maximum of 40 hours per week, payable on February 1, 2010; (5) a lump-sum payment of $968,962 to be paid on January 31, 2009 in satisfaction of amounts payable to Mr. Dockray under preexisting agreements between Mr. Dockray and the Company (including as successor to agreements entered by the Company’s predecessor), including pursuant to TA’s existing retention plan for employees who remain in TA’s employ as of January 31, 2009, the two year anniversary of the date of TA’s spin-off from Hospitality Properties Trust; and (6) continued participation in the Employers’ group health plan for the periods and in the capacity provided in the Separation Agreement.  The restricted common shares granted to Mr. Dockray are subject to the terms and conditions of the Company’s 2007 Equity Compensation Plan.

The Separation Agreement also includes a release by Mr. Dockray of claims and covenants providing for Mr. Dockray’s continued assistance with respect to certain matters and restricting Mr. Dockray from competing with the Company through January 1, 2010 or otherwise soliciting employees of the Company through December 31, 2010.

Pursuant to a previous agreement that TA’s predecessor entered into with Mr. Dockray, TA was required to reimburse Mr. Dockray for certain relocation costs and to generally protect him from incurring losses in connection with the sale of his home.  In connection with that obligation, the Separation Agreement provides that the Company will purchase Mr. Dockray’s Westlake, Ohio home from Mr. Dockray for $810,000, upon the execution of all such documents as are customary for this type of transaction.  The parties expect to complete the sale by January 15, 2009.  The Company will pay all professional fees and expenses resulting from the sale of the property and will reimburse Mr. Dockray for reasonable relocation expenses associated with Mr. Dockray’s relocation from Ohio to New Mexico.

The foregoing description of the Separation Agreement is not complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1.  The Separation Agreement is incorporated herein by reference in its entirety.

Section 8 – Other Events

Item 8.01               Other Events

On November 24, 2008, the compensation committee of the board of directors of the Company approved a revised form of restricted share agreement for restricted shares of the Company granted under the Company’s 2007 Equity Compensation Plan.  A copy of the revised form of restricted share agreement is attached hereto as Exhibit 10.2.

Section 9 – Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

10.1.	Separation Agreement, dated November 24, 2008, by and among TravelCenters of America LLC, TravelCenters of America Holding Company LLC, TA Operating LLC and Larry W. Dockray

10.2.	Form of Restricted Share Agreement, as of November 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVELCENTERS OF AMERICA LLC

By:	/s/ Andrew J. Rebholz
Andrew J. Rebholz
Executive Vice President, Chief Financial Officer and Treasurer

Dated: November 26, 2008

EXHIBIT INDEX

Exhibit	Description

10.1	Separation Agreement, dated November 24, 2008, by and among TravelCenters of America LLC, TravelCenters of America Holding Company LLC, TA Operating LLC and Larry W. Dockray

10.2	Form of Restricted Share Agreement, as of November 24, 2008